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Security Benefit Life Insurance Company               700 SW Harrison St.
Security Benefit Group, Inc.                          Topeka, Kansas 66636-0001
Security Distributors, Inc.                           (785) 431-3000
Security Management Company, LLC


September 11, 1998


Advisor's Fund
700 Harrison Street
Topeka, KS 66636-0001



Dear Sir/Madam:

In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of common stock of Advisor's Fund (the "Company"), I have examined such matters as I have deemed necessary to give this opinion.

On the basis of the foregoing, it is my opinion that the shares have been duly authorized and, when paid for as contemplated by the Company's Registration Statement, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ AMY J. LEE

Amy J. Lee, Esq.
Secretary
Advisor`s Fund